Exhibit    4.13

Contract No.: [______]

Loan Contract

By and between

Borrower (Party A): Ossen Innovation Materials Co., Ltd.
Address :
Legal Representative: Liang Tang

And

Loaner (Party B)    Feicuiyuan  Branch, Huishang Bank
Address :
Person in Charge: Long Wang

Contents

Article 1 Types of Loan
Article 2 Usage of Loan
Article 3 Amount and term of loan
Article 4 Interest rate and interest of loan
Article 5 Source of Repayment Fund and Method of Repayment
Article 6 Guarantee
Article 7 Rights and Obligations of both Parties
Article 8 Liabilities for Breaching the Contract
Article 9 Effectiveness, change, rescission and termination of the contract
Article 10 Disputes Settlement
Article 11 Miscellaneous
Article 12 Supplementary Provisions

Due to the needs listed in Article 2.1, Party A hereby applies for RMB loan from Party B. Party B agrees to distribute the loan to Party A. For the purpose of identifying the rights and obligations of the parties, Party A and Party B agree to conclude the contract in accordance with the Contract Law, the General Rules of Loan and other applicable laws and regulations. Party A has read all the articles of the contract. Party A has fully known and understood the meanings and the legal consequences of all the articles, especially the indications with underline.

Article 1 Types of Loan

1.1 The loan under the contract is[______] (long-term, medium-term or short-term) loan.

Article 2 Usage of Loan

2.1 The loan under the contract is to be used for[___________].

2.2 Party A must not change the usage of loan defined in the contract without the written consent by Party B.

Article 3 Amount and term of loan

3.1 The amount of the loan under the contract is RMB[______] (in word).

3.2 The parties agree that Party A may apply for loan with Party B from ___ to ___ based on its needs for capital due to its business development, and may withdraw the loan in a lump-sum way or as below; provided that the time of use for each installment must not exceed ___months.
Detailed plan of loan use (amount in word)
Amount of loan	Date of loan	Date of repayment	Other matters agreed by the parties

3.3 Party A must fill in the loan voucher as per Article 3.2 to apply with Party B to issue the loan. In case of any change to the term of loan or time of loan by some special reasons, Party A must obtain the written consent from Party B. The actual date of loan and date of replay are subject to the dates specified on the loan vouchers. The loan voucher constitutes an integral part of the contract. Except the date, the installment and the amount, in case of any difference between the matters specified on the vouchers and the contract, the contract shall prevail.

Article 4 Interest rate and interest of loan

4.1 The interest rate of the loan under the contract is subject to the interest rate of the loan with the same term and same level promulgated by the People’s Bank of China at the time of loan distribution. The floating rate is [____]% above or below. (where the interest rate of the short-term loan is the interest rate agreed in the contract, the interest rate will not be adjusted during the contractual term. In case of long-term and medium-term loan, the interest rate must be adjusted based on the effective date specified in the relevant documents if the interest rate of the loan with the same term and same level promulgated by the People’s Bank of China is adjusted.). The interest is accrued from the date when the loan is actually distributed to Party A on a daily basis. The method of interest settlement: method (2)

1. Settlement once ___ days. The interest must be paid off together with the principal when the loan becomes due.
2. Settlement on a [______] (monthly/quarterly/annual) basis. The interest settlement date is the 20th day of each          (month/last month of each quarter/last month of each year). The interest must be paid off together with the principal when the loan becomes due.
3. The interest must be paid off together with the principal when the loan becomes due.
4. The principal and the interest are in the same amount. Repayment of RMB ___ in each month for both the principal and the interest.
5. The principal is in the same amount but the interest is not in the same amount. Repayment of RMB ___ in each month for the principal and the interest.
6. Other methods agreed upon by the parties:

Article 5 Source of Repayment Fund and Method of Repayment

5.1 The fund used by Party A to repay the principal and the interest of the loan under the contract comes from the following sources (including but without limitation to)

5.1.1 [______]

5.1.2

5.2 Regardless of the provisions on the sources of the repayment fund of Party A in any other contracts, to which Party A is one party, the provisions must not affect Party A’s performance of its obligations of repayment in the contract. Regardless of any conditions, Party A must not refuse to perform its obligations of repayment under the contract by the reason of Article 5.1.

5.3 Party A shall pay the interest and the principal in adequate amount and in due time as agreed herein.

5.4 Party A promises to deposit sufficient amount into the account opened in Party B before the interest settlement date of the principal payment date agreed herein to pay the payable interest or principal, and authorizes Party B to transfer the same from the account on the interest settlement date of the principal payment date agreed herein.

Article 6 Guarantee

6.1 The method of guarantee for the loan under the contract is: [__________]

6.2 Party A is obligated to actively assist Party B and cause Party B to conclude the guarantee contract[___________]on the detailed guarantee with the guarantor.

6.3 In case of such change to the guarantee under the contract as may be adverse to Party B’s credit, Party A must provide such other guarantee as may be satisfied to Party B by notifying Party B.

Article 7 Rights and Obligations of both Parties
7.1 Rights and Obligations of Party A

7.1.1 Party A must withdraw and use the loan as per the term and usage agreed in the contract or the loan vouchers.
7.1.2 Party A must not earlier repay the loan without the written consent from Party B.
7.1.3 Party A is liable for the accuracy, correctness and completeness of the materials provided in the course of loan examination.
7.1.4 Party A must accept the investigation, understanding and supervision by Party B on the loan under the contract.
7.1.5 Party A must actively assist Party B to investigate, understand and supervise its production, operation and finance status, and is obligated to provide Party B with various income statement, balance sheet, cash flow statement and other relevant financial statements and reports.
7.1.6 Party A must repay the principal and the interest of the loan under the contract as agreed herein.
7.1.7 Party A must undertake the expenditures under the contract, including but not limited to the expenses for public notarization, certification, appraisal and registration.
7.1.8 Party A must mail the receipt to Party B within 3 days after signing the letter of payment or the document of payment sent by mail or other methods.
7.1.9 In case of such actions as may affect the rights and the interests of Party B including but not limited to contracted lease, restructuring of shareholding structure, joint operation, merger, acquisition, joint venture, division, decrease in capital contribution, change of equity and transfer of material assets, Party A must timely notify Party B in case of being a listed company or notify Party B within three days in writing in case of not being a listed company. Where Party B disagrees, Party A must immediately repay all the debts.
7.1.10 In case of change to address, telecommunication address, business scope, legal representative or other matters recorded in industrial and commercial registration, Party A shall notify Party B in writing within 7 days upon the change.
7.1.11 In case of such other matters as may endanger the normal operation of Party A or materially and adversely affect its performance of the repayment obligations under the contract, including but not limited to material economic disputes, bankruptcy and deterioration in financial status, Party A shall notify Party B in writing immediately.

7.1.12 In case of business stoppage, dissolution, operation suspension for restructuring, being revoking with business license or being cancelled, Party A shall notify Party B in writing within 5 days upon the occurrence of the said matters and guarantee to refund the principal and the interest of the loan immediately.
7.1.13 The customer must always keep the various financial targets required by the bank. Without the permission from the bank, the dividends to the customer must not exceed a certain proportion of the after-tax net income and the capital expenditure must not exceed a certain amount required by the bank. The customer must not apply for credit from other creditors, not change the clauses of debts with other creditors, not repay other long-term debts earlier, not provide debt guarantee to other third party and not mortgage assets to other creditors.

7.2 Rights and Obligations of Party B
7.2.1 To require Party A to provide all the materials related to the loan;
7.2.2 To transfer the principal, interest, compound interest and other payable fees of the loan payable by Party A from the account of Party A as agreed in the contract or stipulated by the laws.
7.2.3 To carry out credit sanction, report to the competent department or unit and publish notice for payment through news and media if Party A avoids supervision by Party B, delays payment of principal and interest of the loan or otherwise materially breaches the contract.
7.2.4 To provide loan to Party A in time and in full amount as agreed in the contract where Party A submits the loan voucher as agreed (except for the delay caused by the reason attributable to Party A);
7.2.5 To keep confidential all the materials and information related to Party A’s debts, finance, production, operation or other aspects unless otherwise provided by the contract or the applicable laws and regulations.

Article 8 Liabilities for Breaching the Contract

8.1 Party A and Party B must perform their respective obligations under the contract after the contract takes effect. Where either party fails to perform such obligations in whole or in part, the party must undertake the liability for breaching the contract (including the attorney fee).

8.2 Where Party A fails to apply for and withdraw the loan as agreed in Article 3.2, Party B has the right to charge the liquidated damages at the contract interest rate on a daily basis.

8.3 Where Party B fails to apply for and withdraw the loan as agreed in Article 3.2, Party A has the right to charge the liquidated damages at the contract interest rate on a daily basis.

8.4 Where Party A pays back the loan under the contract earlier without the written consent from Party B, Party B has the right to charge the interest based on the loan term and the interest rate agreed in the contract.

8.5 Where Party A fails to repay the principal and interest under the contract in due time, Party B has the right to require Party A to pay off the same within the specified period, exercise the right of offset on all the accounts opened by Party A in Party B and charge the punishment interest on the overdue loan and the compound interest on the outstanding interest based on the standard of penalty interest. The penalty interest is 50% more than the actual loan interest loan specified on the contract.

8.6 Where Party A fails to use the loan for the purpose specified in the contract, Party B has the right to take back the loan in whole or in part or terminate the contract earlier, charge the penalty interest on the loan used by Party A in default based on the days of default and the compound interest on the outstanding interest based on the standard of penalty interest. The penalty interest is 100% more than the actual loan interest loan specified on the contract.

8.7 In case of the conditions specified in Article 8.5 and 8.6, Party B must select the more severe punishment other than concurrent punishment for the two conditions

8.8 Where Party A is involved in any of the following acts, Party A shall rectify its act and adopt such remedy measures as may be satisfactory to Party B within 7 days after receipt of the notice from Party B; or otherwise Party B has the right to earlier take back the loan in whole or in part; and charge the liquidated damages on a daily basis at the interest rate of the loan for the same period if the loan may not be so taken back.

8.8.1 To provide Party B with fraudulent balance sheet, income statement or other financial statements and reports or conceal material facts;
8.8.2 Not to assist or to refuse the supervision by Party B on its use of the loan and the relevant production and operation and financial activities;
8.8.3 To transfer or dispose or threaten to transfer or dispose the important part of the assets without the consent from Party B;
8.8.4 To cause the important part of its assets to be occupied by other creditors in whole or in part or received by the designated trustee, receiver or other similar personnel or detained or frozen in such a way as may cause material damage or loss to Party B;
8.8.5 To carry out contracting, lease, restructuring of shareholding structure, joint operation, merger, acquisition, joint venture, division, capital decrease, equity change, transfer and other acts without the consent from Party B in such a way as may affect the rights and interests of Party B and endanger the security of Party B’s credits.
8.8.6 To change its address, telecommunication address, business scope, legal representative or other matters recorded in industrial and commercial registration or significant investment in such a way as may materially affect or threaten the credits of Party B;
8.8.7 To be involved in significant economic disputes or deterioration of financial status in such a way as may materially affect or threaten the credits of Party B;
8.8.8 To carry out other acts as may threaten or materially affect the credits of Party B under the loan contract.

Article 9 Effectiveness, change, rescission and termination of the contract

9.1 The contract takes effective from the date when signed and stamped by Party A and Party B and terminates when the borrower under the main contract pays off all the principal, interest, compound interest, late fee, liquidated damages, indemnification, the expenses to realize the credit (including the attorney fee) and all the other payable fees.

9.2 In case of any of the following conditions, Party B has the right to terminate the contract and require Party B to earlier return the principal and interest of the loan and indemnify the losses and damages:

9.2.1 Party A is subject to business stoppage, dissolution, operation suspension for restructuring, is revoked with business license or is cancelled;
9.2.2 The guarantee under the contract is changed in such a way as may be adverse to the credits of Party B and Party A fails to provide the guarantee required by Party A;
9.2.3 Other acts materially breaching the contract.

9.3 Where Party A requires for extension, Party A shall apply with Party B in writing and obtain the written consent from the guarantor for subsequent guarantee within 30 days before the contract becomes due. The loan may not be extended until and unless Party B agrees to sign the extension agreement upon examination. The loan contract shall be continued to be performed before the conclusion of the extension agreement.

9.4 Neither party may change or rescind the contract without consent after the contract takes effective. In case of any need for change or rescission, the parties must agree within each other in writing through negotiations. The Contract remains in effect before the parties reach the written agreement.

Article 10 Disputes Settlement

10.1 Disputes between Party A and Party B arising out of the performance of the contract shall be settled by the parties through negotiations. In case of no agreement may be reached through negotiations, the parties adopt Article [______] to settle the disputes.
10.1.1 To submit the dispute to ____ arbitration committee for arbitration.
10.1.2 To submit to the local court in the place where Party B is located for settlement.

Article 11 Miscellaneous

11.1
11.2
11.3

Article 12 Supplementary Provisions

12.1 The attachments to the contract constitute an integral part of the contract and have the same legal force and effect as the contract.

12.2 In the event that the actual date of loan distribution or repayment is not a business day of the bank during the performance of the contract, the date of loan distribution or repayment shall be postponed to the next business day of the bank.

12.3 The original copy of the contract is made in    counterparts. Party A, Party B and ____hold ___ counterpart(s) respectively. All the counterparts have the same legal force and effect.

Party A:  (company chop): Ossen Innovation Materials Co., Ltd. (seal)
Legal Representative:

Date: [______]

Party B: Feicuiyuan Branch, Huishang Bank (seal)
People in Charge:

Date: [______]